Exhibit 10.3

FOURTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT

FOURTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of July 23, 2012, by and between Jarden Corporation, a Delaware corporation (the “Company”), and James E. Lillie (“Executive”).

WITNESSETH:

WHEREAS, the Company and the Executive are parties to a Third Amended and Restated Employment Agreement, dated as of January 5, 2011, (as amended, the “Employment Agreement”); and

WHEREAS, the Company desires to continue to employ Executive as Chief Executive Officer of the Company on the terms and conditions hereinafter set forth; and

WHEREAS, Executive is willing to continue to be employed as Chief Executive Officer of the Company on such terms and conditions; and

WHEREAS, the members of the Compensation Committee have considered potential future compensation for senior executives and retained independent consultants to assist with this review; whereupon, based on the results of its review, the Compensation Committee thereafter concluded that it would recommend that the Board adopt the employment and compensation arrangements in this Agreement; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors and the Company’s Board of Directors, at meetings duly called and held, have each authorized and approved the execution and delivery of this Agreement by the Company; and

WHEREAS, the Company and Executive desire to enter into this Agreement which shall be deemed to amend, restate and replace the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

1. Employment. Upon the terms and subject to the conditions of this Agreement, the Company hereby continues to employ Executive as Chief Executive Officer of the Company through December 31, 2015 (such term of employment, the “Original Employment Period”), and Executive hereby agrees to such employment, upon the terms and subject to the conditions set forth in this Agreement; provided, however, that this Agreement and the Executive’s employment hereunder shall be automatically extended, subject to earlier termination as provided herein, for successive additional one (1) year periods (each an “Additional Employment Period”) on January 1, 2013 and each anniversary thereof unless, at least 90 days before the date on which an Additional Employment Period otherwise automatically would begin, the Company or the Executive has notified the other in writing that the Employment Period (as defined below) shall not be extended by any additional Additional Employment Periods thereafter. The period during which Executive is employed pursuant to this Agreement, including the Original Employment Period and any Additional Employment Periods, shall be referred to as the “Employment Period.” Notwithstanding the foregoing, it is understood and agreed that the Executive from time to time may (a) be appointed to additional offices or to different offices than those set forth above, (b) perform such duties other than those set forth above, and/or (c) relinquish one or more of such offices or other duties, in each instance as may be mutually agreed to by and between the Company and the Executive and that no such action shall be deemed or construed to otherwise amend or modify any of the remaining terms or conditions of this Agreement.

2. Position, Duties and Location. During the Employment Period, Executive shall, subject to the provisions of Section 1 above, serve as Chief Executive Officer of the Company and shall be nominated for election, and if so elected shall continue to serve, as a member of the Board of Directors of the Company (the “Board”). During the Employment Period, Executive shall have the duties, responsibilities and obligations (a) as are customarily assigned to individuals serving as the Chief Executive Officer of comparable companies and (b) as have been assigned, exercised or assumed in accordance with past practice, together with such other duties, responsibilities and obligations consistent with such positions as the Board shall from time to time specify, provided that such additional duties, responsibilities and obligations are fair and reasonable under the circumstances, do not unreasonably increase the demands upon the Executive’s time or energies, and are not inconsistent with the Executive’s position as Chief Executive Officer. The Executive shall devote such time and energy to the business and affairs of the Company as he deems reasonably necessary to perform the duties of these positions and shall use his best efforts, skills and abilities to improve and advance the business and interests of the Company and its subsidiaries. Nothing contained in this Section 2 shall preclude Executive from (i) serving on the board of directors of any business corporation, unless such service would be contrary to applicable law, (ii) serving on the board of directors of, or working for, any charitable or community organization or (iii) pursuing his personal financial and legal affairs, so long as such activities, individually or collectively, do not interfere with the performance of Executive’s duties hereunder or violate any of the provisions of Section 6 hereof. Executive’s place of employment shall be at the Company’s principal executive office in Rye, New York throughout the term of this Agreement, unless otherwise mutually agreed.

3. Compensation.

(a) Base Salary. Effective as of the date hereof and continuing through the Employment Period, the Company shall pay to the Executive and the Executive shall accept from the Company, as compensation for the performance of services under this Agreement and the Executive’s observance and performance of all of the provisions hereof, a base salary of $982,300 per year. The Board (or the appropriate committee of the Board) shall annually review Executive’s base salary, and the Executive’s base salary shall be increased by a minimum of the Consumer Price Index. In addition, the Board (or the appropriate committee of the Board) shall annually review Executive’s base salary in light of competitive practices, the base salaries paid to other executive officers of the Company and the performance of Executive and the Company, and may, in its discretion, increase such base salary by any additional amount it determines to be appropriate; provided, however, that any such increase shall not reduce or limit any other obligation of the Company hereunder. Executive’s base salary (as set forth herein or as may be increased from time to time) shall not be reduced. Executive’s base salary payable hereunder, as it may be increased from time to time is referred to herein as “Base Salary.” The Company shall pay Executive his Base Salary in accordance with the normal payroll practices of the Company for its executive officers, but in no event less frequently than once per month.

(b) Annual Bonus. The Executive shall be eligible for a bonus package based on performance. The decision as to whether to pay the Executive an additional bonus based on operations, as well as the amounts and terms of any such bonus package, shall be determined by the Compensation Committee of the Board of Directors as part of its annual budget review process. In addition to any other bonus(es), whether based on performance, operations or otherwise, that the Compensation Committee may award to Executive pursuant to the Company’s Annual Cash Incentive Awards under the Plan (as defined below) or such other similar plan that the Company may have in place, the Company’s bonus program shall provide that Executive shall have the opportunity to earn 100% of Base Salary in each year of the Employment Period if the Company achieves the Company’s budgeted earnings per share target as approved by the Board of Directors or, for each year of the Employment Period for which the Company achieves earnings per share equal to the performance target set by the Compensation Committee for payment of maximum bonus to the Company’s employees generally, 200% of Base Salary. The Company shall pay any annual bonus payable to the Executive pursuant to this Section 3(b) no later than March 15 of the calendar year immediately following the calendar year for which the bonus is earned.

(c) Performance Restricted Stock Grants. On January 1 of each year during the Employment Period (or, if any such date is not a business day, on the next succeeding business day), provided Executive is employed on such date, Executive shall be entitled to receive an annual grant of shares of restricted stock (the “Restricted Stock”), as set forth on Schedule I attached hereto (as such schedule may be supplemented by the Compensation Committee for additional grants during the Employment Period), to be issued under the Company’s 2009 Stock Incentive Plan, as amended or such other similar stock plan that the Company may have in place (the “Plan”), based on the long-term incentive framework for the Company adopted by the Compensation Committee.

In the event that the Company does not have a stock incentive plan in place on or prior to January 1 of each year with enough shares to be granted to the Executive pursuant to this Section 3(c), the Company shall grant to the Executive such number of shares of Restricted Stock that are available under the Company’s stock incentive plans, and in lieu of any shares of Restricted Stock not granted (the “Remaining Stock”), Executive shall receive a mutually acceptable compensation package having performance targets and a value equivalent to the value of the shares of Remaining Stock not issued to the Executive as determined in good faith by the Compensation Committee or Board of Directors, as the case may be.

Upon satisfaction of the conditions and the lapsing of the restrictions on each grant of Restricted Stock as set forth in this Section 3(c), Executive shall be entitled to satisfy the minimum withholding tax obligation (or such greater withholding amount as the Compensation Committee may approve) by electing to have the Company withhold from the Restricted Stock that number of shares having a Fair Market Value (as defined in the Plan) equal to the minimum amount required to be withheld (or such greater withholding amount as the Compensation Committee may approve), determined on the date that the amount of tax to be withheld is to be determined.

The number of shares granted and the target share price shall be adjusted for changes in the common stock as outlined in Section 18.4 of the Plan or as otherwise mutually agreed in writing between the parties. The terms of each grant of Restricted Stock hereunder shall be set forth in a Restricted Stock Award Agreement, substantially similar to the form used for the 2010 restricted share grant to Executive, which will reflect the terms of this Section 3(c).

4. Benefits, Perquisites and Expenses.

(a) Benefits. During the Employment Period, Executive shall be eligible to participate in (i) each welfare benefit plan sponsored or maintained by the Company or currently made available to the Executive or senior executives in general, including, without limitation, each group life, hospitalization, medical, dental, health, accident or disability insurance, cafeteria or similar plan or program of the Company, (ii) each pension, retirement, deferred compensation or savings plan sponsored or maintained by the Company, and (iii) to the extent of any awards made from time to time by the Board committee administering the plan, each stock option, restricted stock, stock bonus or similar equity-based compensation plan sponsored or maintained by the Company, in each case, whether now existing or established hereafter, to the extent that Executive is eligible to participate in any such plan under the generally applicable provisions thereof. Nothing in this Section 4(a) shall limit the Company’s right to amend or terminate any such plan in accordance with the procedures set forth therein.

(b) Perquisites. During the Employment Period, Executive shall be entitled to four weeks of paid vacation annually, shall be entitled to observe, with pay, all religious holidays historically observed by Executive and shall also be entitled to receive such perquisites as are generally provided to other senior executive officers of the Company in accordance with the then current policies and practices of the Company. Executive shall be entitled to up to twenty-five hours (in the aggregate) in any calendar year of personal use of any airplanes that the Company owns or is entitled to use as a result of lease, pooling, sharing or other agreements, provided that Executive shall either prepay or pay directly, on or prior to such use, the actual (if determinable) or estimated direct cost of such use. In addition, during the Employment Period, Executive shall receive, at the Company’s expense (which shall also include any federal or state income tax attributable to such perquisite):

(i) the assistance of the Company’s tax advisors in regard to personal tax planning and preparing personal income tax returns; and

(ii) a split-dollar life insurance policy, or equivalent, on the Executive in the amount of $3 million payable to such beneficiaries as Executive shall select.

(c) Business Expenses. During the Employment Period, the Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive in the performance of Executive’s duties hereunder upon presentation of expense statements or vouchers and such other information as the Company may require and in accordance with the generally applicable policies and procedures of the Company. In addition, the Company shall provide the Executive with a non-accountable supplemental benefit expense up to 5% of Executive’s Base Salary per year, to be used against any expenses incurred by Executive that may be un-reimbursed pursuant to the sentence above or otherwise.

(d) Indemnification. The Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity during the Employment Period including, but not limited to, any fiduciary capacity in which Executive serves at the request of the Company, in each instance to the maximum extent permitted by applicable law and the Company’s Amended and Restated Certificate of Incorporation and By-Laws, each as existing on the date hereof and as amended by amendments favorable to Executive.

(e) D & O Insurance. The Company agrees that for six (6) years and one (1) business day after the expiration or earlier termination of the Employment Period the Company shall obtain and provide at its expense directors’ and officers’ liability insurance or directors’ and officers’ liability tail insurance policies covering the Executive with respect to acts or omissions occurring during Executive’s employment with the Company with coverage and amounts (including with respect to the payment of attorney’s fees) equal to or greater than those of the Company’s policy in effect on the date hereof.

(f) Non-exclusivity of Rights. The rights of the Executive under Sections 4(d) and 4(e) shall be in addition to any rights he may have under the articles of incorporation or bylaws of the Company, any agreement providing for indemnification, or under the laws of the State of Delaware or any other applicable laws.

5. Termination of Employment.

For purposes of Sections 5 and 6, the terms “Additional Termination Benefits”, “Change of Control”, “Disability”, “Earned Salary”, “Severance Benefits”, “Termination for Cause”, “Termination for Good Reason”, “Termination Not for Good Reason”, “Termination Without Cause” and “Vested Benefits” shall have the meanings ascribed to such terms in Section 5(d) hereof.

(a) Early Termination of the Employment Period. Notwithstanding any provision of Section 1, the Employment Period shall end upon the earliest to occur of (1) a termination of Executive’s employment on account of Executive’s death, (2) a termination due to Executive’s Disability, (3) a Termination for Cause, (4) a Termination Without Cause, (5) a Termination for Good Reason or (6)a Termination Not for Good Reason.

(b) Benefits Payable Upon Early Termination; Non-Renewal. If (1) an early termination of the Employment Period occurs pursuant to Section 5(a) hereof, or (2) in the event this Agreement is not renewed upon or prior to its expiration on equal or more favorable terms and the Executive, at the time of such expiration, is willing and able to renew the Agreement on terms and conditions substantially similar to those in this Agreement and to continue to provide services to the Company (a “Non-Renewal”), Executive (or, in the event of his death, his surviving spouse, if any, or his estate) shall be paid the type or types of compensation, without duplication, determined to be payable in accordance with the following table at the times established pursuant to Section 5(c):

	Earned Salary	Vested Benefits	Additional Termination Benefits	Severance Benefits

Termination due to death	Payable	Payable	Payable/ to be provided	Payable

Termination due to Disability	Payable	Payable	Payable/ to be provided	Payable

Termination for Cause	Payable	Payable	Not available	Not payable

Termination for Good Reason	Payable	Payable	Payable/ to be provided	Payable

Termination Without Cause	Payable	Payable	Payable/ to be provided	Payable

Termination Not for Good Reason	Payable	Payable	Not available	Not payable

Change of Control of the Company (without Termination)	Not payable	Not payable	Not available	Not Payable

Non-Renewal (as defined above)	Payable	Payable	Payable/ to be provided	Not Payable

Non-Renewal within two (2) years following Change of Control of the Company	Payable	Payable	Payable/to be provided	Payable/to be provided

(c) Timing of Payments. Earned Salary shall be paid in cash in a single lump sum as soon as practicable following the end of the Employment Period, but in no event more than 10 days thereafter; provided, that if Executive’s termination is in conjunction with a Change of Control, Executive shall be paid his Earned Salary on the earlier to occur of (a) five (5) days after the effective date of Executive’s termination and (b) on the date of such Change of Control. Vested Benefits shall be payable in accordance with the terms of the plan, policy, practice, program, contract or agreement under which such benefits have been awarded or accrued. Additional Termination Benefits shall be provided or made available at the times specified below as to each such Additional Termination Benefit. Unless otherwise specified herein, Severance Benefits shall be paid in a single lump sum cash payment as soon as practicable, but in no event later than 10 days after the Executive’s termination; provided, that (i) except as otherwise specified herein if Executive’s termination is in conjunction with a Change of Control, Executive shall be paid his Severance Benefits on the earlier to occur of (a) five (5) days after the effective date of Executive’s termination and (b) on the date of such Change of Control.

(d) Definitions. For purposes of Sections 5 and 6, capitalized terms have the following meanings:

“Additional Termination Benefits” means, the benefits described below:

(i) (A) All of the Executive’s benefits accrued under the employee option, pension, retirement, savings and deferred compensation plans of the Company shall become vested in full (other than with respect to unvested stock options, restricted stock and other equity or equity-based awards, the terms of which are separately addressed in the next succeeding clause); provided, however, that to the extent such accelerated vesting of benefits cannot be provided under one or more of such plans consistent with applicable provisions of the Code, such benefits shall be paid to the Executive in a lump sum within 10 days after termination of employment outside the applicable plan; and (B) (x) except in the case of a termination of Executive’s employment due to Executive’s death or Disability, each of the annual restricted stock awards specified in Section 3(c) hereof shall be granted, notwithstanding whether the scheduled grant date has been achieved, and (y) any and all unvested stock options, restricted stock and other equity or equity-based awards shall immediately vest as of the end of the Employment Period; provided, however, that if Executive is terminated without Cause or if there is a Non-Renewal or a Termination for Good Reason, the preceding subclauses (x) and (y) above shall not apply, except that all unvested stock options, shall immediately vest as of the end of the Employment Period; and

(ii) Executive (and his dependents, if any) will be entitled to continue participation in all of the Company’s medical, dental and vision care plans (the “Health

Benefit Plans”), for the period for which the Executive could elect COBRA continuation coverage under the Company’s Health Benefit Plans as a result of his termination of employment; provided that Executive’s participation in the Company’s Health Benefit Plans shall cease on any earlier date that Executive (and his dependents, if any) becomes eligible for comparable benefits from a subsequent employer. Executive’s participation in the Health Benefit Plans will be on the same terms and conditions (including, without limitation, any contributions that would be required from Executive) that would apply to other similarly situated former employees of the Company; provided that the Company shall reimburse Executive an amount equal to Executive’s monthly COBRA cost for the period for which Executive elects COBRA continuation coverage under the Company’s Health Benefit Plans as a result of his termination of employment. To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Company shall provide a comparable benefit under another plan or from the Company’s general assets. In addition, except in the case of termination due to death, Executive will be entitled to receive a cash payment in a lump sum within 10 days after termination of employment, or, if, on the date of such termination of employment, the Executive is a “specified employee” within the meaning of Section 409A of the Code, on the day after the expiration of six (6) months following such termination of employment. The amount of such payment shall be the actuarially determined value of the cost of coverage under the Company’s medical, dental and vision care plans for a period equal to the difference between 36 months and the period for which the Executive could elect COBRA continuation coverage under such plans.

“Change of Control of the Company” means and shall be deemed to have occurred if:

(i) any person (within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Voting Securities representing 50 percent or more of the total voting power of all the then-outstanding Voting Securities; or

(ii) the individuals who, as of the date hereof, constitute the Board, together with those who first become directors subsequent to such date and whose recommendation, election or nomination for election to the Board was approved by a vote of at least a majority of the directors then still in office who either were directors as of the date hereof or whose recommendation, election or nomination for election was previously so approved (the “Continuing Directors”), cease for any reason to constitute a majority of the members of the Board; or

(iii) the consummation of a merger, consolidation, recapitalization or reorganization of the Company, reverse split of any class of Voting Securities, or an acquisition of securities or assets by the Company, provided, that any such transaction in which the holders of outstanding Voting Securities immediately prior to the transaction receive (or, in the case of a transaction involving a subsidiary and not the Company, retain), with respect to such Voting Securities, voting securities of the surviving or transferee entity representing more than 60 percent of the total voting power outstanding immediately after such transaction shall not be deemed a Change of Control if the voting power of each such continuing holder relative to other such continuing holders not substantially altered in such transaction; or

(iv) the stockholders of the Company approve a plan of complete liquidation of the Company or consummation of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

“Disability” means long-term disability within the meaning of the Company’s long-term disability plan under which Executive is covered at the time of determination.

“Earned Salary” means any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends pursuant to Section 5(a) hereof.

“Severance Benefits” means an amount equal to (A) three times (two times in the case of termination due to death) Executive’s annualized Base Salary in effect on the date of termination, plus (B) three times (two times in the case of termination due to death) the average annual bonus paid to the Executive over the two immediately preceding fiscal years, including any annual bonus paid pursuant to Section 3(b), plus (C), except in the case of Non-Renewal, the amount, if any, accrued on the Company’s financial statements for the Executive’s annual bonus under Section 3(b) hereof through the date of termination; provided, however, that if Executive is terminated without Cause or there is a Termination for Good Reason, the amounts described in clause (C) above shall be payable only to the extent that the applicable performance targets for the year of termination are actually achieved, and notwithstanding Section 5(c) above, such amounts shall be paid, if payable, within 5 days following the certification of the achievement of such performance targets by the Compensation Committee of the Board (but in no event later than March 15 of the calendar year immediately following the year in which the termination occurs).

“Termination for Cause” means a termination of Executive’s employment by the Company within 30 days after the occurrence of (i) Executive’s conviction of a felony or a crime involving moral turpitude, or (ii) Executive’s willful and continued failure to perform the material duties of his position (other than as a result of Disability) if such failure continues for a period of 30 days after Executive’s receipt of written notice from the Company specifying the exact details of such alleged failure and such alleged failure has had (or is expected to have) a material adverse effect on the business of the Company or its subsidiaries; provided, that if the details of a Termination for Cause were the subject of two previous notices required hereunder, the Company may terminate this Agreement as a Termination for Cause without the provision of any additional notice and cure period.

“Termination for Good Reason” means a termination of Executive’s employment by Executive following (i) a material diminution in Executive’s positions, duties and responsibilities from those described in Section 2 hereof, (ii) the removal of Executive from his position as Chief Executive Officer of the Company, or the failure to re-elect Executive to the Board of the Company, unless the Company and Executive shall mutually agree to such removal or failure, as applicable, in writing prior to such action being taken, (iii) a material reduction in Executive’s Base Salary, or (iv) a material breach by the Company of any other provision of this Agreement; provided, that for any termination pursuant to (i) through (iv) above, Executive shall provide the Company’s Board of Directors with 30 days prior written notice of such good reason termination specifying the exact details of such alleged diminution or material breach, which notice must in any event be provided within 90 days after the occurrence of the event described in clause (i), (ii), (iii), or (iv) above, and the Company shall have 30 days from the date of its receipt of such notice to cure such breach or reverse or correct such diminution to the reasonable satisfaction of Executive; provided further, that termination of Executive’s employment by Executive following any of the events set forth in clauses (i) through (iv) above must occur, if at all, within two (2) years following the occurrence of the event(s) giving rise to the termination unless a shorter time is specified above.

“Termination Not For Good Reason” means any termination of Executive’s employment by Executive other than Termination for Good Reason or a termination due to Executive’s Disability or death.

“Termination Without Cause” means any termination of Executive’s employment by the Company other than a Termination for Cause or a termination due to Executive’s Disability.

“Vested Benefits” means amounts which are vested or which Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its subsidiaries, at or subsequent to the date of his termination without regard to the performance by Executive of further services or the resolution of a contingency. For the purposes of this Agreement, any outstanding equity awards the vesting of which is both time-based and performance-based shall be considered vested if, and to the extent, the applicable performance targets have been met as of the date of termination, and any time-based restrictions on such awards shall immediately lapse as of the date of termination.

“Voting Securities or Security” means any securities of the Company which carry the right to vote in the election of, or participate in the appointment of, the Company’s directors.

(e) Full Discharge of Obligations. Except as expressly provided in the last sentence of this Section 5(e), the amounts payable and obligations owed to Executive pursuant to this Section 5 and Section 7(d) following termination of his employment (including amounts payable with respect to Vested Benefits) shall be in full and complete satisfaction of Executive’s rights under this Agreement. Except as otherwise set forth in Section 6, after the effective date of a termination of employment for any reason, Executive shall have no further obligations or liabilities to the Company. Nothing in this Section 5(e) shall be construed to release the Company from its obligations described in Sections 3(c), 4(d) and 4(e).

(f) No Excise Tax Gross-Up. If it shall be determined that any payment, distribution or benefit provided (including, without limitation, the acceleration of any payment, distribution or benefit and the acceleration of exercisability of any stock option) to Executive or for his benefit (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise (a “Payment”) would be subject, in whole or in part, to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company and Executive shall consult together in good faith to attempt to reach a mutually acceptable agreement to restructure such Payments or otherwise amend this Agreement to minimize any such Excise Tax, taking into consideration any issues that may arise under Section 409A of the Code; provided, however, that in no event shall the Company be required to make, or Executive entitled to receive, any additional payments (including gross-up payments) in respect of such Excise Tax.

6. Non-competition and Confidentiality. In consideration of the salary and benefits to be provided by the Company hereunder, including particularly the severance arrangements set forth herein, Executive agrees to the following provisions of this Section.

(a) Non-competition. During the Employment Period and during the greater of (i) three years following any termination of Executive’s employment, or (ii) any period thereafter during which Executive continues to receive benefits under this Agreement, other than a Termination Without Cause, a Termination for Good Reason or Non-Renewal, Executive shall not directly or indirectly own, manage, operate, control, be employed by, participate in or, provide services or financial assistance to any business which directly competes with any principal product line of the Company or any of its subsidiaries; provided, however, that for the purpose of this paragraph “principal product line” shall mean any product that accounts for at least two percent (2%) of the consolidated net sales of the Company; and provided further, however, that notwithstanding any provision of this section 6(a), Executive (i) may own for investment purposes up to 5% of the equity interests of any such company; (ii) may manage, operate, be employed by, participate in, or provide services to a company that engages in such restricted activities if Executive does not personally participate or advise as to such restricted activities and Executive’s involvement within such company is limited to business units that do not engage in such activities; and (iii) may own (or hold a direct or indirect ownership interest in), manage, operate, control, be employed by, participate in or, provide services or financial assistance to any company or business that he is permitted during the Employment Period, pursuant to this Agreement or otherwise, to own (or hold a direct or indirect ownership interest in), manage, operate, control, be employed by, participate in or, provide services or financial assistance to.

(b) Confidentiality. Executive agrees that, during the Employment Period and thereafter, he shall hold and keep confidential any trade secrets, customer lists and pricing or other confidential information, or any inventions, discoveries, improvements, products, whether patentable practices, methods or not, directly or indirectly useful in or relating to the business of the Company or its subsidiaries as conducted by it from time to time, as to which Executive shall at any time during the Employment Period become informed, and he shall not directly or indirectly disclose any such information to any person, firm or corporation or use the same except in connection with the business and affairs of the Company or its subsidiaries. The foregoing prohibition shall not apply to the extent such information, knowledge or data (a) was publicly known at the time of disclosure to Executive, (b) becomes publicly known or available thereafter other than by any means in violation of this Agreement, or (c) is required to be disclosed by Executive as a matter of law or pursuant to any court or regulatory order.

(c) Company Property. Except as expressly provided herein, Executive shall return to the Company all property of the Company and its subsidiaries promptly following Executive’s termination of employment.

(d) Injunctive Relief and Other Remedies with Respect to Covenants. Executive acknowledges and agrees that the covenants and obligations of Executive with respect to non-competition, confidentiality and Company property, relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations may cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to seek an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants and obligations contained in this Section 6. This remedy is in addition to any other rights and remedies the Company may have at law or in equity.

(e) Change of Control. In the event that the Executive’s employment is terminated by reason of a Termination Without Cause, a Termination for Good Reason, or a Non-Renewal, within 6 months before or 2 years after the occurrence of a Change of Control, then in consideration for the Severance Benefits and Additional Termination Benefits payable to the Executive on account of such termination of employment, the Executive shall continue to be subject to and shall comply with the provisions of Section 6(a) hereof until the second anniversary of the date of the Change of Control.

7. Miscellaneous.

(a) Survival. Sections 4 (relating to indemnification), 5 (relating to early termination, change of control and non-renewal), 6 (relating to non-competition and confidentiality), 7(b) (relating to arbitration), 7(c) (relating to binding effect), 7(d) (relating to full-settlement and legal expenses) and 7(n) (relating to governing law) shall survive the termination hereof.

(b) Arbitration. Except in the event of the need for immediate equitable relief from a court of competent jurisdiction to prevent irreparable harm pending arbitration relief, and except for enforcement of a party’s remedies to the extent such enforcement must be pursuant to court authorization or order under applicable law, any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. This arbitration shall be held in New York City and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be selected by the Company and Executive; provided, that if within fifteen (15) business days of the date of request for arbitration, the parties have not been able to make such selection the dispute shall be held by a panel of three arbitrators one appointed by each of the parties and the third appointed by the other two arbitrators.

(c) Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of the sale of all or a portion of the Company’s stock, a merger, consolidation or reorganization involving the Company or, unless the Company otherwise elects in writing, a sale of the assets of the business of the Company (or portion thereof) in which Executive performs a majority of his services. This Agreement shall also inure to the benefit of Executive’s heirs, executors, administrators and legal representatives.

(d) Full-Settlement; Legal Expenses. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement. The Company agrees to pay, upon written demand therefore by Executive, all legal fees and expenses which Executive may reasonably incur as a result of any dispute or contest by or with the Company or others regarding the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by Executive about the amount of any payment hereunder) if Executive substantially prevails in the dispute or contest or the dispute or contest is settled, plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. In any such action or arbitration brought by the Executive for damages or to enforce any provisions of this Agreement, the Executive shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company’s obligations hereunder, in his sole discretion.

(e) Assignment. Except as provided under Section 7(c), neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

(f) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein. No other agreement (other than awards made in accordance with the terms of one of the

Company’s applicable compensatory plans, programs or arrangements) relating to the terms of Executive’s employment by the Company, oral or otherwise, shall be binding between the parties. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences and has been advised to consult with an attorney before executing this Agreement.

(g) Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that any of the provisions of any of Section 6 is not enforceable in accordance with its terms, Executive and the Company agree that such Section shall be reformed to make such Section enforceable in a manner which provides the Company the maximum rights permitted at law.

(h) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement may occur except in a written instrument signed by the waiving party, and no waiver shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

(i) Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by certified mail, return receipt requested, or by telecopy and shall be effective upon actual receipt by the party to which such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

To the Company:	Jarden Corporation
Suite B-302
555 Theodore Fremd Avenue
Rye, New York 10580
Attention: Executive Chairman

With a Copy to:	Kane Kessler, P.C.
1350 Avenue of the Americas
26th Floor
New York, New York 10019
Attn: Robert L. Lawrence, Esq.

To the Executive:	To the address listed as Executive’s principal residence in the Company’s human resource records and to his principal place of employment with the Company.

(j) Amendments. This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

(k) Headings. Headings to paragraphs in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

(l) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

(m) Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, State or local income tax laws or similar statutes then in effect.

(n) Governing Law. This Agreement is made and executed and shall be governed by the laws of the State of New York, without regard to the conflicts of law principles thereof.

(o) Effectiveness. This Agreement shall be effective and in full force and effect as of the date first written above.

(p) Compliance with Section 409A.

(i) General. It is the intention of both the Company and the Executive that the benefits and rights to which the Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Executive and on the Company).

(ii) Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment with the Company shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A.

(iii) 6 Month Delay for Specified Employees.

(A) If the Executive is a “specified employee”, then no payment or benefit that is payable on account of the Executive’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Executive’s “separation from service” (or, if earlier, the date of the Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(B) For purposes of this provision, the Executive shall be considered to be a “specified employee” if, at the time of his separation from service, the Executive is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

(iv) No Acceleration of Payments. Neither the Company nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(v) Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(vi) No Guaranty of 409A Compliance. Notwithstanding the foregoing, the Company does not make any representation to the Executive that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Executive or any beneficiary of the Executive for any tax, additional tax, interest or penalties that the Executive or any beneficiary of the Executive may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date set forth above.

JARDEN CORPORATION

/s/ Martin E. Franklin
Name: Martin E. Franklin
Title: Executive Chairman

/s/ James E. Lillie
James E. Lillie

SCHEDULE I

(to Fourth Amended and Restated Employment Agreement dated as of July 23, 2012, by and between Jarden Corporation and James E. Lillie)

On January 1 of each year during the Employment Period (or, if any such date is not a business day, on the next succeeding business day), provided Executive is employed on such date, Executive shall be entitled to receive an annual performance grant of shares of Restricted Stock as set forth in the table below. The restrictions on the Restricted Shares shall lapse based on achievement of a performance target equal to a target appreciation in the stock price of the common stock of the Company set by the Compensation Committee at the time of grant, but not to exceed a maximum appreciation percentage performance target according to the following table:

Grant	Date	Maximum Stock Price Appreciation (%) Performance Target (over Closing Price on Last Trading Day of Prior Year)

135,000	January 1, 2013	12%
135,000	January 1, 2014	12%
135,000	January 1, 2015	12%

In the event the Employment Period extends beyond the Original Employment Period, in each additional year of the Employment Period beginning after December 31, 2015, the Executive shall be entitled to a grant of Restricted Stock in an amount to be determined each year by the Compensation Committee, with vesting determined in accordance with the performance targets set forth above, or such other methodology as the Executive and the Compensation Committee may mutually agree.

The performance target for vesting each of the annual grants listed above shall be achieved on the date that the average closing price of the Company’s common stock on the New York Stock Exchange (or such other securities exchange on which the Company’s common stock may then be traded) for any period of five consecutive trading days equals or exceeds a price representing an increase over the closing price on the last trading day of the prior calendar year at least equal to the target stock price appreciation percentage set by the Compensation Committee (up to the maximum set forth above). The performance target must be achieved, if at all, within five (5) years from the date of grant. If the performance target in not achieved within five (5) years from the date of grant, such grant will expire and be forfeited.

Capitalized terms used but not defined on this Schedule I shall have the meanings assigned thereto in the Fourth Amended and Restated Employment Agreement dated as of July 23, 2012, by and between Jarden Corporation and James E. Lillie, of which this Schedule I forms a part.